Exhibit 2(p)

Form of Agreement Regarding Initial Capital

MERCANTILE CAPITAL ADVISORS, INC.
Two Hopkins Plaza
Baltimore, MD 21201

•, 2005

Mercantile Long-Short Manager Fund for Tax-Exempt/Deferred Investors (TEDI) LLC
Two Hopkins Plaza
Baltimore, MD 21201

Ladies and Gentlemen:

     Mercantile Capital Advisors, Inc. hereby offers to purchase interests in Mercantile Long-Short Manager Fund for Tax-Exempt/Deferred Investors (TEDI) LLC (the “Company Interest”) for an aggregate price of one hundred thousand ($100,000.00) dollars. This letter will confirm that Mercantile Capital Advisors, Inc. is purchasing the Company Interest for its own account for investment purposes only and not with a view to reselling or otherwise distributing such shares.

Sincerely,

MERCANTILE CAPITAL ADVISORS, INC.

By:

Name:
Title:

ACCEPTED AND AGREED:

MERCANTILE LONG-SHORT MANAGER
FUND FOR TAX-EXEMPT/DEFERRED INVESTORS (TEDI) LLC

By:

Name:
Title: